Exhibit 3.1B

AMENDED AND RESTATED

CERTIFICATE OF INCORPORATION OF

OVERSTOCK.COM, INC.

                Overstock.com, Inc., a corporation organized and existing under the laws of the State of Delaware (the “Corporation”), certifies that:

A.                                   The name of the Corporation is Overstock.com, Inc.  The Corporation’s original Certificate of Incorporation was filed with the Secretary of State of the State of Delaware on February 27, 2002.

B.                                     This Amended and Restated Certificate of Incorporation was duly adopted in accordance with Sections 242 and 245 of the General Corporation Law of the State of Delaware, and restates, integrates and further amends the provisions of the Corporation’s Certificate of Incorporation.

C.                                     The text of the Certificate of Incorporation is amended and restated to read as set forth in EXHIBIT A attached hereto.

                IN WITNESS WHEREOF, Overstock.com, Inc. has caused this Amended and Restated Certificate of Incorporation to be signed by Patrick Byrne, a duly authorized officer of the Corporation, on March 15, 2002.

/s/ Patrick M. Byrne
Patrick Byrne, President and Chief Executive Officer

Exhibit A

AMENDED AND RESTATED

CERTIFICATE OF INCORPORATION

OF

OVERSTOCK.COM, INC.

ARTICLE I

NAME

The name of this corporation is “Overstock.com, Inc.” (the “Company”).

ARTICLE II

PURPOSE

The purposes for which the Company is organized is to engage in any lawful activity allowed by Delaware General Corporation Law (the “DGCL”).

ARTICLE III

CAPITALIZATION

Authorized Capital.  The aggregate number of shares which the Company shall have the authority to issue is Five Hundred Million (500,000,000) shares.  Of this amount, Four Hundred and Fifty Million (450,000,000) shares shall be designated “Common Stock,” with a par value of $0.0001, and Fifty Million (50,000,000) shares shall be designated “Preferred Stock,” with a par value of $0.0001, having rights, preferences, qualifications, limitations or restrictions as set forth herein and as determined at some future time by the Company’s Board of Directors in its discretion pursuant to Section 151 of the DGCL.

Common Stock.  The Common Stock shall have unlimited voting rights with each share of Common Stock entitling the holder thereof to one vote.  The Common Stock is entitled to receive dividends when, as, and if declared by the Board of Directors.  Subject to the terms of the Preferred Stock, the Common Stock is entitled to the net assets of the Company upon liquidation.

Preferred Stock.

3.1  Designation of Series A Preferred Stock.

(a)   Series A Preferred Stock.  Thirty million eight hundred thirty-eight thousand eight hundred sixteen (30,838,816) shares of the authorized 50,000,000 shares are hereby designated as “Series A Preferred Stock.”  To the extent that shares of Series A Preferred Stock are, following their initial issuance, converted as hereinafter provided or repurchased by the Company, the number of shares in such series shall be automatically reduced, without further action by the stockholders or the Board of Directors of the Company.

(b)   Definitions.  For purposes of this Article III, the following definitions shall apply:

(i)    “Conversion Price” shall initially mean $0.2432 per share for the Series A Preferred Stock (subject to adjustment as set forth elsewhere herein).

(ii)   “Convertible Securities” shall mean any evidences of indebtedness, shares or other securities (other than shares of Series A Preferred Stock) convertible into or exchangeable for Common Stock.

(iii)  “Distribution” shall mean the transfer of cash or other property without consideration whether by way of dividend or otherwise, payable other than in Common Stock, or the purchase or redemption of shares of the Company for cash or property other than:  (i) repurchases of Common Stock issued to or held by employees, officers, directors or consultants of the Company or its subsidiaries upon termination of their employment or services pursuant to agreements providing for the right of said repurchase, (ii) repurchases of Common Stock issued to or held by employees, officers, directors or consultants of the Company or its subsidiaries pursuant to rights of first refusal contained in agreements providing for such right, (iii) repurchase of capital stock of the Company in connection with the settlement of disputes with any stockholder, or (iv) any other repurchase or redemption of capital stock of the Company approved by the holders of a majority of the Common Stock of the Company and the holders of at least 65% of the Series A Preferred Stock of the Company voting as separate classes.

(iv)  “Dividend Rate” for the Series A Preferred Stock, the Dividend Rate shall be an annual, fixed dividend of $0.019456 per share (subject to adjustment from time to time for Recapitalizations of Series A Preferred as set forth elsewhere herein).

(v)   “Liquidation Preference” shall mean $0.2432 per share for the Series A Preferred Stock (subject to adjustment from time to time for Recapitalizations of Series A Preferred Stock as set forth elsewhere herein).

(vi)  “Merger or Consolidation” shall mean the acquisition of the Company by another entity by means of any transaction or series of related transactions (including, without limitation, any stock acquisition, reorganization, merger or consolidation but excluding any sale of stock for capital raising purposes) other than a transaction or series of transactions in which the holders of the voting securities of the Company outstanding immediately prior to such transaction continue to retain (either by such voting securities remaining outstanding or by such voting securities being converted into voting securities of the surviving or resulting entity), as a result of shares in the Company held by such holders prior to such transaction, at least fifty percent (50%) of the total voting power represented by the voting securities of the Company or such surviving or resulting entity outstanding immediately after such transaction or series of transactions.

(vii) “Options” shall mean rights, options or warrants to subscribe for, purchase or otherwise acquire Common Stock or Convertible Securities.

(viii) “Original Issue Date” shall mean the date of the first issuance of any shares of Series A Preferred Stock.

(ix)   “Original Issue Price” shall mean $0.2432 per share for the Series A Preferred Stock (subject to adjustment from time to time for any Recapitalization of Series A Preferred Stock as set forth elsewhere herein).

(x)    “Qualified Public Offering” shall mean a firmly underwritten public offering of the Company pursuant to an effective registration statement filed under the Securities Act, covering the offer and sale of Common Stock for the account of the Company with an offering price per share of $0.3648 (as appropriately adjusted for Recapitalizations) and aggregate offering proceeds to the Company of not less than $20,000,000 (net of underwriting discounts and commissions) and a listing of the Company’s equity securities on the NASDAQ-NMS or other national exchange.

(xi)   “Recapitalization” shall mean any stock dividend, stock split, combination of shares, reorganization, recapitalization, reclassification or other similar event.

(xii) “Securities Act” shall mean the Securities Act of 1933, as amended.

3.2  Dividends.

(a)   Series A Preferred Stock.  The holders of outstanding shares of Series A Preferred Stock shall be entitled, when and if declared by the Board of Directors, to receive dividends out of any assets at the time legally available therefor, at the Dividend Rate payable in preference and priority to any declaration or payment of any Distribution on any other class or series of capital stock of the Company.  Payment of declared and accrued (pursuant to Section 3.2(c)) but unpaid dividends shall be in cash or, at the mutual agreement of the holder of such shares and the Company, in Common Stock, with the number of shares of Common Stock per holder into which such dividends may be converted being determined by dividing the aggregate amount of the declared but unpaid and accrued but unpaid dividends due such holder by the then fair market value of one share of Common Stock.  Such dividend preference shall not be cumulative except as expressly provided in Section 3.2(c).

(b)   Dividends on Common Stock.  After the payment or setting aside for payment of the dividends as described in Section 3.2(a) and 3.2(c), any additional dividends (other than dividends payable solely in Common Stock) declared or paid in any fiscal year shall be declared or paid among the holders of the Series A Preferred Stock and Common Stock then outstanding in proportion to the greatest whole number of shares of Common Stock which would be held by each such holder if all shares of Series A Preferred Stock were converted at the then-effective Conversion Rate (as defined in Section 3.4 hereof).

(c)   Cumulative Dividends.  In the event that the Company has not by March 31, 2003, completed its initial public offering of its Common Stock pursuant to an effective registration statement filed under the Securities Act, the dividends described in Section 3.2(a) shall become cumulative.  Such dividends shall be cumulative from April 1, 2003 and payable (i) when and as declared by the Board of Directors, (ii) upon a Liquidation Event (as defined in Section 3.3(d) below),  (iii) upon a Qualified Public Offering or (iv) pursuant to Section 3.5 below.

(d)   Non-Cash Distributions.

(i)    Distributions other than Common Stock.  Except as provided in subsection (ii) below, whenever a Distribution provided for in this Section 3.2 shall be payable in property other than cash, the value of such Distribution shall be deemed to be the fair market value of such property as determined in good faith by the Board of Directors.

(ii)       Common Stock.  For purposes of this Section 3.2, the fair market value of one share of common stock shall be: (x) the initial “price to public” specified in the final prospectus with respect to a Qualified Public Offering; (y) the value received by the holders of Common Stock pursuant to a Merger or Consolidation for each share of such securities; or (z) as determined pursuant to Section 3.2(d)(i) above if there is no Qualified Public Offering or Merger or Consolidation.

3.3  Liquidation Rights.

(a)   Liquidation Preference.  In the event of any liquidation, dissolution or winding up of the Company, either voluntary or involuntary, the holders of the Series A Preferred Stock shall be entitled to receive, prior and in preference to any Distribution of any of the assets of the Company to the holders of the Common Stock by reason of their ownership of such stock, an amount per share for each share of Series A Preferred Stock held by them equal to the sum of (i) the Liquidation Preference and (ii) all declared but unpaid and accrued but unpaid dividends on such share of Series A Preferred Stock.  If, upon the liquidation, dissolution or winding up of the Company, the assets of the Company legally available for distribution to the holders of the Series A Preferred Stock are insufficient to permit the payment to such holders of the full amounts specified in this Section 3.3(a), then the entire assets of the Company legally available for distribution shall be distributed with equal priority and pro rata among the holders of the Series A Preferred Stock in proportion to the full amounts they would otherwise be entitled to receive pursuant to this Section 3.3(a).

(b)   Common Stock Liquidation Preference.  After the payment to the holders of Series A Preferred Stock of the full preferential amounts specified above, the remaining assets of the Company,  in an amount not to exceed the amount of the common stock paid in capital as reflected on the Company’s December 31, 2001 audited balance sheet, legally available for distribution by the Company, shall be distributed with equal priority and pro rata among the holders of the Common Stock in proportion to the number of shares of Common Stock held by them, without the shares of Series A Preferred Stock being treated for this purpose as if they had been converted to shares of Common Stock.  If, upon the liquidation, dissolution or winding up of the Company, the assets of the Company legally available for distribution to the holders of Common Stock are insufficient to permit the payment to such holders of the full amounts specified in this Section 3.3(b), then the entire assets of the Company legally available for distribution after payment to the holders of Series A Preferred of the full preferential amounts specified above shall be distributed with equal priority and pro rata among the holders of Common Stock in proportion to the full amounts they would otherwise be entitled to receive pursuant to this Section 3.3(b).

(c)   Remaining Assets.  After the payment to the holders of Series A Preferred Stock and Common Stock of the full preferential amounts specified above in Sections 3.3(a) and 3.3(b), the entire remaining assets of the Company legally available for distribution by the Company shall be distributed with equal priority and pro rata among the holders of the Series A Preferred Stock and Common Stock in proportion to the number of shares of Common Stock held by them, with the shares of Series A Preferred Stock being treated for this purpose as if they had been converted to shares of Common Stock at the then applicable Conversion Rate.

(d)   Liquidation Events.  For purposes of this Section 3.3, a liquidation, dissolution or winding up of the Company (a “Liquidation Event”) shall be deemed to be occasioned by, or to include, (i) a Merger or Consolidation; (ii) a sale, lease or other conveyance of all or substantially all of the assets of the Company; or (iii) any liquidation, dissolution or winding up of the Company, whether voluntary or involuntary.

(e)   Valuation of Non-Cash Consideration.  If any assets of the Company distributed to stockholders in connection with any liquidation, dissolution, or winding up of the Company are other than cash, then the value of such assets shall be their fair market value as determined in good faith by the Board of Directors, except that any publicly-traded securities to be distributed to stockholders in a liquidation, dissolution, or winding up of the Company shall be valued as follows:

(i)    If the securities are then traded on a national securities exchange or the Nasdaq Stock Market (or a similar national quotation system), then the value of the securities shall be deemed to be to the average of the closing prices of the securities on such exchange or system over the 10 trading day period ending 5 trading days prior to the Distribution;

(ii)   if the securities are actively traded over-the-counter, then the value of the securities shall be deemed to be the average of the closing bid prices of the securities over the 10 trading day period ending 5 trading days prior to the Distribution.

In the event of a merger or other acquisition of the Company by another entity, the Distribution date shall be deemed to be the date such transaction closes.

3.4  Conversion.  The holders of the Series A Preferred Stock shall have conversion rights as follows (the “Conversion Rights”):

(a)   Right to Convert.  Subject to the provisions of Section 3.4(b), each share of Series A Preferred Stock shall be convertible, at the option of the holder thereof, at any time after the date of issuance of such share at the office of the Company or any transfer agent for the Series A Preferred Stock, into that number of fully-paid, nonassessable shares of Common Stock determined by dividing the Original Issue Price of the Series A Preferred Stock by the then effective Conversion Price of the Series A Preferred Stock.  (The number of shares of Common Stock into which each share of Series A Preferred Stock may be converted is hereinafter referred to as the “Conversion Rate” for the Series A Preferred Stock.)  Upon any decrease or increase in the Conversion Price for the Series A Preferred Stock, as described in this Section 3.4, the Conversion Rate for the Series A Preferred Stock shall be appropriately increased or decreased.

(b)   Automatic Conversion.  Each share of Series A Preferred Stock shall automatically be converted into that number of fully-paid, nonassessable shares of Common Stock determined by dividing (i) the sum of the Original Issue Price plus all declared but unpaid and accrued but unpaid dividends, if applicable, by (ii) the then effective Conversion Price for such share, upon the earlier to occur of: (1) immediately prior to the closing of the Qualified Public Offering or (2) the written consent of the holders of at least 65% of the then outstanding shares of Series A Preferred Stock (each of the events referred to in (1) and (2) are referred to herein as an “Automatic Conversion Event”).

(c)   Mechanics of Conversion.  No fractional shares of Common Stock shall be issued upon conversion of Series A Preferred Stock.  In lieu of any fractional shares to which the holder would otherwise be entitled, the Company shall pay cash equal to such fraction multiplied by the then fair market value of a share of Common Stock as determined by the Board of Directors.  For such purpose, all shares of Series A Preferred Stock held by each holder of Series A Preferred Stock shall be aggregated, and any resulting fractional share of Common Stock shall be paid in cash.  Before any holder of Series A Preferred Stock shall be entitled to convert the same into full shares of Common Stock, and to receive certificates therefor, such holder shall surrender the certificate or certificates therefor, duly endorsed, at the office of the Company or of any transfer agent for the Series A Preferred Stock, and shall give written notice to the Company at such office that such holder elects to convert the same; provided, however, that on the date of an Automatic Conversion Event, the outstanding shares of Series A Preferred Stock shall be converted automatically, without any further action by the holders of such shares and whether or not the certificates representing such shares are surrendered to the Company or its transfer agent; provided further, however, that the Company shall not be obligated to issue certificates evidencing the shares of Common Stock issuable upon such Automatic Conversion Event unless either the certificates evidencing such shares of Series A Preferred Stock are delivered to the Company or its transfer agent as provided above, or the holder notifies the Company or its transfer agent that such certificates have been lost, stolen or destroyed and executes an agreement satisfactory to the Company to indemnify the Company from any loss incurred by it in connection with such certificates.  On the date of the occurrence of an Automatic Conversion Event, each holder of record of shares of Series A Preferred Stock shall be deemed to be the holder of record of the Common Stock issuable upon such conversion, notwithstanding that the certificates representing such shares of Series A Preferred Stock shall not have been surrendered at the office of the Company, that notice from the Company shall not have been received by any holder of record of shares of Series A Preferred Stock, or that the certificates evidencing such shares of Common Stock shall not then be actually delivered to such holder.

(d)   Adjustments to Conversion Price for Diluting Issues.

(i)    Special Definition.  For purposes of this Section 3.4(d), “Additional Shares of Common” shall mean all shares of Common Stock issued (or, pursuant to Section 3.4(d)(iii), deemed to be issued) by the Company after the Original Issue Date other than:

(1)   shares of Common Stock issued or issuable upon conversion of shares of Series A Preferred Stock;
(2)   up to 79,671,136 shares of Common Stock issued or issuable to employees, consultants, directors or other service providers for compensatory purposes and in accordance with stock plans approved by the Board of Directors, or upon exercise of options or warrants granted to such parties pursuant to any such plans (net of any repurchase of such shares or cancellations or expiration of such options);
(3)   shares of Common Stock issued upon the exercise, exchange, adjustment or conversion of Options or Convertible Securities outstanding as of March 4, 2002 of Overstock.com, Inc., a Utah corporation and predecessor to the Company (other than options outstanding pursuant to stock plans covered under Section 3.4(d)(i)(2) above);
(4)   shares of Common Stock issued or issuable pursuant to a stock split, as a dividend or distribution on Series A Preferred Stock or pursuant to any event for which adjustment is made pursuant to Section 3.4(e), (f) or (g) hereof;
(5)   shares of Common Stock issued in a Qualified Public Offering;

(6)   shares of Common Stock issued or issuable pursuant to the acquisition of another corporation by the Company by merger, purchase of substantially all of the assets or other reorganization approved by a majority of the Board of Directors;
(7)   shares of Common Stock issued or issuable pursuant to bona fide equipment lease and bank financing arrangements approved by a majority of the Board of Directors;
(8)   shares of Common Stock issued or issuable in connection with transactions of a strategic nature for which the primary purpose is other than raising equity capital and which is approved by a majority of the Board of Directors;
(9)   shares of Common Stock which the holders of at least 65% of the then outstanding Series A Preferred Stock agree in writing shall not constitute Additional Shares of Common, each such agreement to be deemed effective immediately prior to the related issuance.

(ii)   No Adjustment of Conversion Price.  No adjustment in the Conversion Price of the Series A Preferred Stock shall be made in respect of the issuance of Additional Shares of Common unless the consideration per share (as determined pursuant to Section 3.4(d)(v)) for an Additional Share of Common issued or deemed to be issued by the Company is less than the Conversion Price in effect on the date of, and immediately prior to such issue, for the Series A Preferred Stock.

(iii)  Deemed Issue of Additional Shares of Common.  In the event the Company at any time or from time to time after the Original Issue Date shall issue any Options or Convertible Securities or shall fix a record date for the determination of holders of any class of securities entitled to receive any such Options or Convertible Securities, then the maximum number of shares (as set forth in the instrument relating thereto without regard to any provisions contained therein for a subsequent adjustment of such number) of Common Stock issuable upon the exercise of such Options or, in the case of Convertible Securities, the conversion or exchange of such Convertible Securities or, in the case of Options for Convertible Securities, the exercise of such Options and the conversion or exchange of the underlying Convertible Securities, shall be deemed to have been issued as of the time of such issue or, in case such a record date shall have been fixed, as of the close of business on such record date, provided that in any such case in which shares are deemed to be issued:

(1)   no further adjustment in the Conversion Price of the Series A Preferred Stock shall be made upon the subsequent issue of Convertible Securities or shares of Common Stock in connection with the exercise of such Options or conversion or exchange of such Convertible Securities;
(2)   if such Options or Convertible Securities by their terms provide, with the passage of time or otherwise, for any increase in the consideration payable to the Company, or decrease in the number of shares of Common Stock issuable, upon the exercise, conversion or exchange thereof, the Conversion Price of the Series A Preferred Stock computed upon the original issue thereof (or upon the occurrence of a record date with respect thereto), and any subsequent adjustments based thereon, shall, upon any such increase or decrease becoming effective, be recomputed to reflect such increase or decrease insofar as it affects such Options or the rights of conversion or exchange under such Convertible Securities;

(3)   no readjustment pursuant to clause (2) above shall have the effect of increasing the Conversion Price of the Series A Preferred Stock to an amount which exceeds the lower of (i) the Conversion Price of the Series A Preferred Stock on the original adjustment date, or (ii) the Conversion Price of the Series A Preferred Stock that would have resulted from any issuance of Additional Shares of Common between the original adjustment date and such readjustment date;
(4)   upon the expiration of any such Options or any rights of conversion or exchange under such Convertible Securities which shall not have been exercised, the Conversion Price computed upon the original issue thereof (or upon the occurrence of a record date with respect thereto) and any subsequent adjustments based thereon shall, upon such expiration, be recomputed as if:
a)     in the case of Convertible Securities or Options for Common Stock, the only Additional Shares of Common issued were the shares of Common Stock, if any, actually issued upon the exercise of such Options or the conversion or exchange of such Convertible Securities and the consideration received therefor was the consideration actually received by the Company for the issue of such exercised Options plus the consideration actually received by the Company upon such exercise or for the issue of all such Convertible Securities which were actually converted or exchanged, plus the additional consideration, if any, actually received by the Company upon such conversion or exchange, and
b)    in the case of Options for Convertible Securities, only the Convertible Securities, if any, actually issued upon the exercise thereof were issued at the time of issue of such Options, and the consideration received by the Company for the Additional Shares of Common deemed to have been then issued was the consideration actually received by the Company for the issue of such exercised Options, plus the consideration deemed to have been received by the Company (determined pursuant to Section 3.4(d)(v)) upon the issue of the Convertible Securities with respect to which such Options were actually exercised; and
(5)   if such record date shall have been fixed and such Options or Convertible Securities are not issued on the date fixed therefor, the adjustment previously made in the Conversion Price which became effective on such record date shall be canceled as of the close of business on such record date, and thereafter the Conversion Price shall be adjusted pursuant to this Section 3.4(d)(iii) as of the actual date of their issuance.

(iv)  Adjustment of Conversion Price Upon Issuance of Additional Shares of Common.  In the event this Company shall issue Additional Shares of Common (including Additional Shares of Common deemed to be issued pursuant to Section 3.4(d)(iii)) without consideration or for a consideration per share less than the applicable Conversion Price of the Series A Preferred Stock in effect on the date of and immediately prior to such issue, then, the Conversion Price of the affected series of Series A Preferred Stock shall be reduced, concurrently with such issue, to a price equal to the consideration per share of such Additional Shares of Common; provided, however, that if, immediately prior to any adjustment to the Conversion Price, the then current Conversion Price is less than $0.1702 (as adjusted for any Recapitalizations after the Original Issue Date), then, the Conversion Price of the Series A Preferred Stock shall be reduced, concurrently with such issue, to a price (calculated to the nearest cent) determined by multiplying such Conversion Price by a fraction, the numerator of which shall be the number of shares of Common Stock and Preferred Stock outstanding immediately prior to such issue plus the number of shares which the aggregate consideration received by the Company for the total number of Additional Shares of Common so issued would purchase at such Conversion Price, and the denominator of which shall be the number of shares of Common Stock and Preferred Stock outstanding immediately prior to such issue plus the number of such Additional Shares of Common so issued.  For the purposes of this Section 3.4(d)(iv), shares of Common Stock issuable upon (i) conversion of outstanding shares of Preferred Stock and (ii) exercise of Options or conversion or exchange of Convertible Securities shall not be deemed to be outstanding.

(v)   Determination of Consideration.  For purposes of this Section 3.4(d), the consideration received by the Company for the issue (or deemed issue) of any Additional Shares of Common shall be computed as follows:

(1)   Cash and Property.  Such consideration shall:
a)     insofar as it consists of cash, be computed at the aggregate amount of cash received by the Company excluding amounts paid or payable for accrued interest or dividends;
b)    insofar as it consists of property other than cash, be computed at the fair market value thereof at the time of such issue, as determined in good faith by the Board of Directors; and
c)     in the event Additional Shares of Common are issued together with other shares or securities or other assets of the Company for consideration which covers both, be the proportion of such consideration so received, computed as provided in clauses (a) and (b) above, as reasonably determined in good faith by the Board of Directors.
(2)   Options and Convertible Securities.  The consideration per share received by the Company for Additional Shares of Common deemed to have been issued pursuant to Section 3.4(d)(iii) shall be determined by dividing
a)     the total amount, if any, received or receivable by the Company as consideration for the issue of such Options or Convertible Securities, plus the minimum aggregate amount of additional consideration (as set forth in the instruments relating thereto, without regard to any provision contained therein for a subsequent adjustment of such consideration) payable to the Company upon the exercise of such Options or the conversion or exchange of such Convertible Securities, or in the case of Options for Convertible Securities, the exercise of such Options for Convertible Securities and the conversion or exchange of such Convertible Securities by
b)    the maximum number of shares of Common Stock (as set forth in the instruments relating thereto, without regard to any provision contained therein for a subsequent adjustment of such number) issuable upon the exercise of such Options or the conversion or exchange of such Convertible Securities.

(e)   Adjustments for Subdivisions or Combinations of Common Stock.  In the event the outstanding shares of Common Stock shall be subdivided (by stock split, by payment of a stock dividend or otherwise), into a greater number of shares of Common Stock, the Conversion Price of the Series A Preferred Stock in effect immediately prior to such subdivision shall, concurrently with the effectiveness of such subdivision, be proportionately decreased.  In the event the outstanding shares of Common Stock shall be combined (by reclassification or otherwise) into a lesser number of shares of Common Stock, the Conversion Price of the Series A Preferred Stock in effect immediately prior to such combination shall, concurrently with the effectiveness of such combination, be proportionately increased.

(f)    Adjustments for Subdivisions or Combinations of Series A Preferred Stock.  In the event the outstanding shares of Series A Preferred Stock shall be subdivided (by stock split, by payment of a stock dividend or otherwise), into a greater number of shares of Series A Preferred Stock, the Dividend Rate, Original Issue Price and Liquidation Preference of the Series A Preferred Stock in effect immediately prior to such subdivision shall, concurrently with the effectiveness of such subdivision, be proportionately decreased.  In the event the outstanding shares of Series A Preferred Stock shall be combined (by reclassification or otherwise) into a lesser number of shares of Series A Preferred Stock, the Dividend Rate, Original Issue Price and Liquidation Preference of the affected series of Series A Preferred Stock in effect immediately prior to such combination shall, concurrently with the effectiveness of such combination, be proportionately increased.

(g)   Adjustments for Reclassification, Exchange and Substitution.  Subject to Section 3.3 above (the “Liquidation Rights”), if the Common Stock issuable upon conversion of the Series A Preferred Stock shall be changed into the same or a different number of shares of any other class or classes of stock, whether by capital reorganization, reclassification or otherwise (other than a subdivision or combination of shares provided for above), then, in any such event, in lieu of the number of shares of Common Stock which the holders would otherwise have been entitled to receive, each holder of such Series A Preferred Stock shall have the right thereafter to convert such shares of Series A Preferred Stock into a number of shares of such other class or classes of stock which a holder of the number of shares of Common Stock deliverable upon conversion of such Series A Preferred Stock immediately before that change would have been entitled to receive in such reorganization or reclassification, all subject to further adjustment as provided herein with respect to such other shares.

(h)   No Impairment.  The Company will not through any amendment of its Amended and Restated Certificate of Incorporation, as amended hereby (its “Certificate of Incorporation”), or through any reorganization, transfer of assets, merger, dissolution, issue or sale of securities or any other voluntary action, avoid or seek to avoid the observance or performance of any of the terms to be observed or performed hereunder by the Company but will at all times in good faith assist in the carrying out of all the provisions of this Section 3.4 and in the taking of all such action as may be necessary or appropriate in order to protect the Conversion Rights of the holders of Series A Preferred Stock against impairment.  Notwithstanding the foregoing, nothing in this Section 3.4(h) shall prohibit the Company from amending its Certificate of Incorporation with the requisite consent of its stockholders and the board of directors.

(i)    Adjustment in the Event of No Qualified Public Offering.  Notwithstanding anything herein to the contrary, if the Company has not closed a Qualified Public Offering by March 31, 2003, the then-applicable Conversion Price for each share of Series A Preferred will automatically adjust down to the lower of $0.1702 (as adjusted for any Recapitalizations after the Original Issue Date) or the fair market value per share of the Company’s Common Stock.  For purposes of this Section 3.4(i), the fair market value of one share of Common Stock shall be: (A) the price per share of the Common Stock sold in the transaction in which the Company sells shares of Common Stock that is consummated during 2002 or 2003 that is nearest in time to the time of adjustment pursuant to this Section 3.4(i), or (B) if no such transaction has occurred, as determined in good faith by the Board of Directors.

(j)    The Conversion Price is subject to adjustment pursuant to the provisions of Section 3.5 below.

(k)   Certificate as to Adjustments.  Upon the occurrence of each adjustment or readjustment of the Conversion Price pursuant to this Section 3.4, the Company at its expense shall promptly compute such adjustment or readjustment in accordance with the terms hereof and furnish to each holder of Series A Preferred Stock a certificate setting forth such adjustment or readjustment and showing in detail the facts upon which such adjustment or readjustment is based.  The Company shall, upon the written request at any time of any holder of Series A Preferred Stock, furnish or cause to be furnished to such holder a like certificate setting forth (i) such adjustments and readjustments, (ii) the Conversion Price at the time in effect and (iii) the number of shares of Common Stock and the amount, if any, of other property which at the time would be received upon the conversion of Series A Preferred Stock.

(l)    Waiver of Adjustment of Conversion Price.  Notwithstanding anything herein to the contrary, any downward adjustment of the Conversion Price of the Series A Preferred Stock may be waived, either prospectively or retroactively and either generally or in a particular instance, by the consent or vote of the holders of at least 65% of the outstanding shares of Series A Preferred Stock. Any such waiver shall bind all future holders of shares of Series A Preferred Stock.

(m)  Reservation of Stock Issuable Upon Conversion. The Company shall at all times reserve and keep available out of its authorized but unissued shares of Common Stock solely for the purpose of effecting the conversion of the shares of the Series A Preferred Stock, such number of its shares of Common Stock as shall from time to time be sufficient to effect the conversion of all then outstanding shares of the Series A Preferred Stock; and if at any time the number of authorized but unissued shares of Common Stock shall not be sufficient to effect the conversion of all then outstanding shares of the Series A Preferred Stock, the Company will take such corporate action as may, in the opinion of its counsel, be necessary to increase its authorized but unissued shares of Common Stock to such number of shares as shall be sufficient for such purpose.

3.5  Redemption.

(a)   Redemption Dates.  If the Series A Preferred Stock has not been converted pursuant to Section 3.4 above prior to the fourth anniversary of the Original Issue Date and a holder of Series A Preferred Stock provides the Redemption Notice in accordance with Section 3.5(d) below, the Company shall redeem (to the extent that such redemption shall not violate any applicable provisions of the laws of the State of Delaware) at a price equal to (i) the Original Issue Price per share, plus (ii) an amount equal to any declared but unpaid and any accrued but unpaid dividends thereon (such amount is hereinafter referred to as the “Redemption Price”), in two equal yearly installments beginning on the next anniversary of the Original Issue Date which anniversary is at least 90 days following the date the Company receives the Redemption Notice (the “Redemption Date”).

(b)   Unredeemed Shares.  If the Company is unable at any Redemption Date to redeem any shares of Series A Preferred Stock then to be redeemed (“Unredeemed Shares”) because such redemption would violate the applicable laws of the State of Delaware, then the Company shall redeem such shares as soon thereafter as redemption would not violate such laws.  If the Company fails to redeem any shares of Series A Preferred Stock then to be redeemed within 30 days of the applicable Redemption Date, the then applicable Conversion Price for the Series A Preferred Stock will be immediately reduced to an amount equal to 90% of such then applicable Conversion Price, and, until such redemption has been made, such applicable Conversion Price will be further reduced on the 90th day following the applicable Redemption Date and on the last day of each 90-day period thereafter, to an amount equal to 90% of the applicable Conversion Price in effect immediately prior to each such reduction.

(c)   Partial Redemption.  In the event of any redemption of only a part of the then outstanding Series A Preferred Stock (including Unredeemed Shares), the Company shall effect such redemption pro rata among the holders thereof electing redemption (based on the number of shares of Series A Preferred Stock held by such holders as of 90 days prior to the initial Redemption Date).

(d)   Redemption Notice and Procedure.  If a holder of Series A Preferred Stock elects to redeem its Series A Preferred Stock, such holder must provide written notice to the Company of such election (the “Redemption Notice”) at least 90 days in advance of the initial Redemption Date.  On or prior to the each Redemption Date or other redemption date, each holder of Series A Preferred Stock to be redeemed shall surrender such holder’s certificate or certificates representing such shares to the Company and thereupon the Redemption Price of such shares shall be payable to the order of the person whose name appears on such certificate or certificates as the owner thereof and each surrendered certificate shall be canceled.  In the event less than all the shares represented by any such certificate are redeemed, a new certificate shall be issued representing the unredeemed shares.  From and after the Redemption Date or other redemption date unless there shall have been a default in payment of the Redemption Price, all rights of the holders of the Series A Preferred Stock designated for redemption (except the right to receive the Redemption Price without interest upon surrender of their certificate or certificates) shall cease with respect to such shares, and such shares shall not thereafter be transferred on the books of the Company or be deemed to be outstanding for any purpose whatsoever.

(e)   Effect of Redemption.  Except as provided in this Section 3.5(e), the Company shall have no right to redeem the shares of Series A Preferred Stock.  Any shares of Series A Preferred Stock so redeemed shall be permanently retired, shall no longer be deemed outstanding and shall not under any circumstances be reissued, and the Company may from time to time take such appropriate corporate action as may be necessary to reduce the authorized Series A Preferred Stock accordingly.

3.6  Voting.

(a)   Series A Preferred Stock.  The holder of each share of Series A Preferred Stock shall have the right to one vote for each share of Common Stock into which such Series A Preferred Stock could then be converted (with any fractional share determined on an aggregate conversion basis not being able to be voted), and with respect to such vote, such holder shall have full voting rights and powers equal to the voting rights and powers of the holders of Common Stock (except as otherwise expressly provided herein or as required by law, voting together with the Common Stock as a single class), and shall be entitled to notice of any stockholders’ meeting in accordance with the bylaws of the Company.  Fractional votes shall not, however, be permitted and any fractional voting rights resulting from the above formula (after aggregating all shares into which shares of Series A Preferred Stock held by each holder could be converted), shall be disregarded.

(b)   Election of Directors.  The number of directors of the Company shall be fixed from time to time according to the Company’s Bylaws.  All members of the Company’s Board of Directors shall be elected by the holders of Common Stock and Series A Preferred Stock, voting together as a single class.  Stockholders do not have the right to cumulate their votes for the election of directors and elections need not be by written ballot unless required by the Bylaws or applicable law.

3.7  Protective Provisions.  As long as any of the Series A Preferred Stock shall be issued and outstanding, the Company shall not, without first obtaining the approval (by vote or written consent as provided by law) of the holders of 65% of the then outstanding shares of the Series A Preferred Stock:

(a)   authorize, create or issue, or obligate itself to authorize, create or issue, any other equity security (by reclassification or otherwise), including any other security convertible into or exercisable for any equity security having a preference over, or on parity with, the Series A Preferred Stock with respect to voting, dividends or upon liquidation;

(b)   amend or repeal or add any provision to its Certificate of Incorporation or Bylaws, if such action would (i) adversely affect the preferences, rights, privileges, or powers of, or restrictions provided for the benefit of the Series A Preferred Stock or (ii) increase or decrease the number of authorized shares of any class of stock or the Series A Preferred;

(c)   increase the number of shares of Common Stock issuable pursuant to the Company’s 1999 Stock Option Plan above 70,558,406;

(d)   increase the number of shares of Common Stock issuable pursuant to the Company’s 2000 Stock Purchase Plan above 10,000,000; or

(e)   amend this Section 3.7.

ARTICLE IV

REGISTERED AGENT AND ADDRESS OF REGISTERED OFFICE

The address of the registered office of the Corporation in the State of Delaware is Corporation Trust Center, 1209 Orange Street, Wilmington, New Castle County, Delaware 19801.  The name of its registered agent at such address is The Corporation Trust Company.

ARTICLE V

LIMITATION OF LIABILITY AND INDEMNIFICATION

5.1  Limitation of Liability.

To the fullest extent permitted by the Delaware General Corporation Law as the same exists or as it may hereafter be amended, the directors of the Company shall not be personally liable to the Company or its stockholders for monetary damages for breach of fiduciary duty as a director.

5.2  Indemnification of Corporate Agents.

To the fullest extent permitted by applicable law, the Company is authorized to provide indemnification of, and advancement of expenses to, directors, officers, employees, or other agents of the Company and any other person to which the Delaware General Corporation Law permits the Company to provide indemnification.

5.3  Repeal or Modification.

Any repeal or modification of this Article V, by amendment of such article or by operation of law, shall not adversely affect any right or protection of a director, officer, employee or other agent of the Company existing at the time of, or increase the liability of any such person with respect to any acts or omissions in their capacity as a director, officer, employee, or other agent of the Company occurring prior to, such repeal or modification.

IN WITNESS WHEREOF, this Amended and Restated Certificate of Incorporation is hereby executed as of the 15th day of March, 2002.

/s/ Patrick M. Byrne
Patrick Byrne President and Chief Executive Officer